Exhibit 4.15.1

Amendment No. 1

to License No. 23071 (registration series A 022574)

dated August 1, 2002

To add the following additional clause to the Conditions For Carrying Out Activities Under License No. 23071:

“Wireless data transmission equipment operating at 2,400-2,483.5 MHz may be used, subject to the permission of the state radiofrequency service of the Ministry of the Russian Federation for Telecommunications and Information Technologies.”

First Deputy Minister of the Russian Federation for Telecommunications and Information Technologies	[Signature]	B.D. Antonyuk

December 29, 2003

Deputy Head of the Department of the Organization	[Signature]	B.V. Vorobyev
of Licensing Activity	[Seal]